Exhibit 99.1

Rightside Announces Fourth Quarter and Full Year 2015 Financial Results

Full Year Total Revenue Increases 11% Year-over-Year

Full Year Registry Revenue Grows to $8.4 Million

KIRKLAND, Wash., February 16, 2016 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the fourth quarter and full year ended December 31, 2015.

“In Q4, and for the full year of 2015, Rightside achieved strong financial results as we continued to execute on our mission of advancing the way businesses and consumers define and present themselves online.  We achieved record revenue in the fourth quarter closing the full year 2015 with 11% total revenue growth and Adjusted EBITDA of $4.8 million,” said Chief Executive Officer Taryn Naidu.

“Looking ahead to 2016, we are excited about our portfolio of 39 new gTLDs and the future growth opportunities as we continue to invest in market development initiatives that drive heightened awareness and growing usage for new gTLDs by consumers and businesses.  We are focused on improving profitability by driving margin expansion and growth in our Registry and retail business lines and implementing cost efficiencies throughout the business,” Naidu continued.

Financial Summary

(in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Registrar services (1)	$44,721	$42,321	$173,954	$160,168
Registry services (1)	2,526	1,097	8,438	1,917
Aftermarket and other	9,260	8,580	32,683	30,163
Eliminations (2)	(842)	(265)	(2,589)	(500)
Total revenue	$55,665	$51,733	$212,486	$191,748

Gain on other assets, net	$(721)	$(7,800)	$(9,403)	$(22,103)

(Loss) income before income tax	$(3,820)	$1,778	$(13,638)	$(3,186)
Income tax expense (benefit)	303	322	(2,314)	(1,328)
Net (loss) income	$(4,123)	$1,456	$(11,324)	$(1,858)

Adjusted EBITDA (3)	$2,563	$556	$4,807	$(3,092)

(1)	Amounts for Registrar and Registry services revenue were previously presented on a combined basis as Domain Name Services revenue.
(2)	Amounts in the eliminations line reflect the elimination of intercompany charges between our Registrar and Registry services businesses.
(3)	This Non-GAAP financial measure is described below and reconciled to GAAP net (loss) income in the accompanying table.

Fourth Quarter 2015 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal fourth quarter 2014.)

▪	Registrar services revenue increased 6% to $44.7 million compared to $42.3 million.
▪	Registry services revenue increased to $2.5 million compared to $1.1 million.
▪	Aftermarket and other revenue was $9.3 million compared to $8.6 million.
▪	Total revenue increased 8% to a record $55.7 million compared to $51.7 million.
▪	Net loss was $4.1 million, compared to net income of $1.5 million.
▪	Adjusted EBITDA was $2.6 million, compared to $0.6 million.
▪	Gain on other assets, net was $0.7 million representing fewer withdrawals of its interest in gTLD applications during the period compared to a gain of $7.8 million.

Full Year 2015 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal full year 2014.)

▪	Registrar services revenue increased 9% to $174.0 million compared to $160.2 million.
▪	Registry services revenue increased to $8.4 million compared to $1.9 million.
▪	Aftermarket and other revenue was $32.7 million compared to $30.2 million.
▪	Total revenue increased 11% to a record $212.5 million compared to $191.7 million.
▪	Net loss was $11.3 million, compared to $1.9 million.
▪	Adjusted EBITDA was $4.8 million, compared to Adjusted EBITDA of ($3.1 million).
▪	Gain on other assets, net was $9.4 million representing fewer withdrawals of its interest in gTLD applications during the period compared to a gain of $22.1 million.

Business Highlights

▪	Rightside’s 39 owned and operated gTLDs in general availability ended 2015 with over 400,000 registered domains, up 14% over Q3 2015.
▪	Rightside’s retail registrar, Name.com, grew revenue over 25% year over year with over half of that growth driven by higher margin new gTLDs.
▪

With over 16.5 million total domains under management as of December 31, 2015, including over 2.8 million domain names registered through its retail outlets, Rightside remains one of the world’s largest registrars.

▪

Strong momentum behind Rightside’s most recent launches - with the fourth quarter’s .LIVE and .STUDIO topping 25,000 combined registrations and .NEWS, which launched in the third quarter of 2015, now has over 60,000 registrations and is in the top spot in Rightside’s portfolio.

Registrar Services Operating Metrics

	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
End of period domains (in millions) (1)	16.3	16.0	1.9%	16.3	16.0	1.9%
Average revenue per domain (2)	$11.00	$10.66	3.2%	$10.79	$10.41	3.7%
Renewal rate (3)	74.7%	72.7%		75.3%	72.9%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing registrar services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period. Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Liquidity and Capital Resources

▪	As of December 31, 2015, Rightside had cash and cash equivalents of $45.1 million, compared to $45.9 million as of September 30, 2015.
▪

At the end of the fourth quarter, the Company had letters of credit totaling $11 million outstanding with approximately $19 million of available borrowing capacity under its revolving credit facility with Silicon Valley Bank.

Business Outlook

For the full year ending December 31, 2016, Rightside currently expects the following:

▪	Total revenue of $218 million to $228 million, inclusive of $12 million to $15 million of GAAP revenue from our Registry Services Business.
▪	Total Adjusted EBITDA of $8 million to $11 million, inclusive of approximately $2 million of incremental discretionary marketing spend for the year.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, February 16, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

▪	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
▪	Conference call replay available through February 21, 2016: (855) 859-2056 (domestic) or (404) 537-3406 (international)
▪	Conference ID: 38641522
▪	Live and archived webcast: http://www.rightside.market

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, gain on sale of marketable securities, gain (loss) on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs. Acquisition and realignment costs include legal, accounting and other professional fees directly attributable to acquisition activity as well as employee severance and other payments in connection with corporate realignment activities. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

About Rightside

Rightside® inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry's most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom and Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America, Europe, and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  Rightside’s ability to successfully operate new gTLD registries and provide back-end infrastructure services to new and existing registries; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission on November 10, 2015.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Rightside Group, Ltd.

Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$55,665	$51,733	$212,486	$191,748
Cost of revenue (excluding depreciation and amortization)	41,582	40,203	162,452	149,710
Sales and marketing	2,949	2,294	10,567	9,461
Technology and development	5,325	5,044	21,062	20,476
General and administrative	4,996	5,010	20,078	21,157
Depreciation and amortization	4,111	3,881	16,428	15,441
Gain on other assets, net	(721)	(7,800)	(9,403)	(22,103)
Interest expense	1,227	1,287	4,922	1,988
Other expense (income), net	16	36	18	(1,196)
(Loss) income before income tax	(3,820)	1,778	(13,638)	(3,186)
Income tax expense (benefit)	303	322	(2,314)	(1,328)
Net (loss) income	$(4,123)	$1,456	$(11,324)	$(1,858)

Net (loss) income per share attributable to common stockholders
Basic	$(0.22)	$0.08	$(0.60)	$(0.10)
Diluted	(0.22)	0.08	(0.60)	(0.10)

Weighted average number of shares outstanding
Basic	19,039	18,535	18,867	18,452
Diluted	19,039	18,549	18,867	18,452

Rightside Group, Ltd.

Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$45,095	$49,743
Accounts receivable, net	11,306	14,256
Prepaid expenses and other current assets	7,934	6,898
Deferred registration costs	75,435	73,289
Total current assets	139,770	144,186
Deferred registration costs, less current portion	15,700	14,502
Property and equipment, net	13,298	11,527
Intangible assets, net	54,328	37,116
Goodwill	103,042	103,042
gTLD deposits	8,139	21,180
Other assets	3,027	3,298
Total assets	$337,304	$334,851

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,262	$7,190
Accrued expenses and other current liabilities	24,591	22,313
Debt	1,500	1,500
Capital lease obligation	1,193	—
Deferred revenue	98,294	92,683
Total current liabilities	132,840	123,686
Deferred revenue, less current portion	20,487	19,195
Debt, less current portion	23,277	23,605
Capital lease obligation, less current portion	811	—
Deferred tax liabilities, net	15,477	18,403
Other liabilities	1,125	1,117
Total liabilities	194,017	186,006
Total stockholders' equity	143,287	148,845
Total liabilities and stockholders' equity	$337,304	$334,851

Rightside Group, Ltd.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net (loss) income	$(4,123)	$1,456	$(11,324)	$(1,858)
Add (deduct):
Income tax expense (benefit)	303	322	(2,314)	(1,328)
Gain on sale of marketable securities	—	—	—	(1,362)
Gain on other assets, net (1)	(721)	(7,800)	(9,403)	(22,103)
Interest expense	1,227	1,287	4,922	1,988
Depreciation and amortization	4,111	3,881	16,428	15,441
Stock-based compensation expense	1,653	1,410	6,296	5,836
Acquisition and realignment costs (2)	113	—	202	294
Adjusted EBITDA	$2,563	$556	$4,807	$(3,092)

(1)	Net loss (gains) on withdrawals of interest in gTLD applications, included in gain on other assets, net.
(2)

Acquisition and realignment costs included employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company’s core operating results.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks